Exhibit 99.1

American Spectrum Management Group, Inc. Awarded
Contracts for Third Party Leasing & Management
by Imperial Capital Bank

HOUSTON--(BUSINESS WIRE)--April 5, 2010--American Spectrum Realty, Inc. (NYSE AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company, headquartered in Houston, Texas, stated today that American Spectrum Management Group, Inc. has been awarded the leasing and management contracts of three apartment projects by Imperial Capital Bank.

William J. Carden, the Company’s President and CEO stated “The Company is excited about its continued growth of third party property management and leasing. We are well-suited to successfully manage and lease these projects. American Spectrum Management Group, Inc. now manages and leases 14 properties in Texas for third party clients and is actively seeking to expand into markets outside of Houston.”

American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC, (wholly-owned subsidiaries of the Company’s operating partnership) headquartered in California, are responsible for the third party leasing and management of 123 properties totaling over two billion of value in 22 states.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, manages, and operates through an operating partnership 30 offices, industrial and retail properties aggregating approximately 2.7 million square feet in California, Texas, Arizona and the Midwest and has been publicly traded on the NYSE AMEX since 2001. American Spectrum Management Group, Inc. and American Spectrum Realty Management, LLC manage and lease all properties owned by American Spectrum Realty, Inc. as well as third party properties. The company plans to continue to aggressively pursue third party management and leasing from other institutional clients.

CONTACT:
American Spectrum Realty, Inc.
Richard M. Holland, 713-706-6200
Vice President
Fax: 713-706-7825
www.americanspectrum.com